Exhibit (a)(18)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 13, 2014 meeting, the undersigned Trustees of the Trust hereby establish the following additional separate and distinct series of shares of the Trust:

Lifecycle 2060 Fund

Lifecycle Index 2060 Fund

Furthermore, this new series shall be authorized to issue shares in four different share class designations: Institutional Class, Retirement Class, Premier Class and Retail Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 13 day of May, 2014.

/s/ Forrest Berkley	s/ Nancy L. Jacob
Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/ James M. Poterba	/s/ Michael A. Forrester
James M. Poterba	Michael A. Forrester

/s/ Maceo K. Sloan	/s/ Howell E. Jackson
Maceo K. Sloan	Howell E. Jackson

/s/ Laura T. Starks	/s/ Thomas J. Kenny
Laura T. Starks	Thomas J. Kenny